Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

Hecla Ventures Corp., a Nevada corporation
Burke Trading, Inc., a Delaware corporation
Industrias Hecla, S.A. de C.V., a Mexican corporation
Minera Hecla, S.A. de C.V., a Mexican corporation
Minera Hecla Venezolana, C.A., a Venezuelan corporation
El Callao Gold Mining Company, a Delaware corporation
El Callao Gold Mining Company de Venezuela, S.C., a Venezuelan corporation
Drake-Bering Holdings B.V., a Netherlands corporation
2056672 Ontario Limited, an Ontario, Canada corporation
Hecla Alaska LLC, a Delaware limited liability company (Greens Creek Joint Venture)